EXHIBIT 21



NAME OF SUBSIDIARY                                   STATE OF INCORPORATION
------------------                                   ----------------------

Specialty Device Installers, Inc.                    Florida
The Guardian Security Group, Inc.                    Florida
Mutual Central Alarm Services, Inc. (1)              New York
Gator Telecom, Inc. (2)                              Florida
Precision Security Systems, Inc.                     Florida

(1) Acquired pursuant to a Stock Purchase Agreement effective as of February 1, 1998
(2)   Acquired pursuant to an Asset Purchase Agreement effective March 9, 1998
(3)   Acquired pursuant to a Stock Purchase Agreement effective April 27, 1998